Electronically transmitted to the Securities and Exchange Commission on July 27, 2000

                                                 Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          LIGHTNING ROD SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                                              41-1614808
(State or other jurisdiction of                               (IRS Employer
incorporation or organization)                              Identification No.)

                            7301 Ohms Lane, Suite 600
                             Edina, Minnesota 55439
                                 (952) 837-4000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Willem J. Ellis
                             Chief Executive Officer
                          Lightning Rod Software, Inc.
                            7301 Ohms Lane, Suite 600
                             Edina, Minnesota 55439
                                 (952) 837-4000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              David C. Grorud, Esq.
                              Melodie R. Rose, Esq.
                            Fredrikson & Byron, P.A.
                            1100 International Centre
                             900 Second Avenue South
                          Minneapolis, Minnesota 55402
                                 (612) 347-7000

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being offered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ X ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
======================================= ==================== ==================== ================== ===============
Title of Securities to be Registered          Amount          Proposed Maximum    Proposed Maximum     Amount of
                                         to be Registered    Offering Price per       Aggregate       Registration
                                                                   Unit(1)        Offering Price(1)       Fee
======================================= ==================== ==================== ================== ===============
Common Stock to be offered by Selling        2,095,549             $5.2187           $10,936,041         $2,887
Shareholders
======================================= ==================== ==================== ================== ===============


(1) For purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, such amount is based upon the average of the high and low prices of the registrant's Common Stock on July 25, 2000 (a date within five business days prior to the date of filing).

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                          LIGHTNING ROD SOFTWARE, INC.

                        2,095,549 Shares of Common Stock


         This Prospectus relates to the offer and sale of up to 2,095,549 shares of common stock, $.01 par value, of Lightning Rod Software, Inc., a Delaware corporation, that may be offered and sold from time to time by persons who are currently shareholders of Lightning Rod or who may become shareholders upon conversion of Notes or exercise of warrants to purchase shares of Lightning Rod common stock, or by pledgees, donees, transferees, or other successors in interest that receive such shares as a gift, distribution, or other non-sale related transfer. The selling shareholders may offer their shares from time to time through or to brokers or dealers in the over-the-counter market at market prices prevailing at the time of sale or in one or more negotiated transactions at prices acceptable to the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. See "Plan of Distribution."

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "LROD." The closing sale price on July 25, 2000, as reflected on the Nasdaq SmallCap Market, was $4.8125 per share.

                             -----------------------

                For information concerning certain risks relating
                 to an investment in Lightning Rod common stock
                     see "Risk Factors" beginning on page 4.

                             -----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                  The date of this prospectus is July 26, 2000

                                TABLE OF CONTENTS

                                                                       Page

ABOUT LIGHTNING ROD......................................................3


RISK FACTORS.............................................................4


USE OF PROCEEDS.........................................................10


SELLING SHAREHOLDERS....................................................10


PLAN OF DISTRIBUTION....................................................14


SECURITIES AND EXCHANGE COMMISSION POSITION ON
   INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......................15


WHERE YOU CAN FIND MORE INFORMATION.....................................16

                               ABOUT LIGHTNING ROD

         Lightning Rod Software, Inc. was organized as a Delaware corporation in 1988 under the name Anubis Corp. In February 1990, we changed our name to CE Software Holdings, Inc. when we acquired all of the common stock of CE Software, Inc., an Iowa corporation, which develops computer software products that enhance communications, connectivity and productivity for businesses and home-based personal computer users. In April 2000, we distributed to our shareholders the stock of CE Software, Inc., we merged with ATIO Corporation USA, Inc., and we changed our name to Lightning Rod Software, Inc. Since the time of the merger and spin-off, our business has been the business formerly operated by ATIO.

         We are a leader in providing proactive e-business customer service software to personalize the customer interaction experience and build customer loyalty. We improve e-business customer loyalty by anticipating customer needs and providing superior real time customer service response. We implement unique solutions for both new e-commerce businesses and existing bricks and mortar companies (collectively, "e-businesses") that market products or services or engage in business-to-consumer or business-to-business transactions over the Internet.

         Our primary product, Lightning Rod Interaction Manager is an integrated, modular and scalable customer service solution that delivers responsive, personalized service and can be tailored to meet specific customer service center requirements via the customer-preferred communications medium, including Web callback, chat, e-mail, Web collaboration, Voice over the Web, fax and telephone. Since the Web is an arena for instant gratification, e-shoppers recognize that competing Web sites are only a mouse click away. Customer loyalty can be lost following an unsatisfactory experience with an e-business transaction. Companies delivering a high level of customer service are more likely to be successful in building a loyal customer following. We believe that Lightning Rod Interaction Manager's unique ability to enable customer service anytime, anywhere, through a variety of media, gives our e-business customers a competitive edge in their marketplace.

         Lightning Rod Interaction Manager has won numerous industry awards including Editor's Choice awards, Judge's Pick, and multiple Product of the Year awards from leading trade call center and computer telephony publications. Lightning Rod Interaction Manager provides a single, integrated solution capable of processing thousands of interactions per hour and is:

         o  easily deployed;

         o  modular, for easy configuration;

         o  scalable;

         o capable of real-time and historical reporting on customer interactions;

         o  built upon open standards and open systems for easy integration; and

         o  switch independent.

         Lightning Rod Interaction Manager handles interactions efficiently to increase customer loyalty, integrates with legacy technologies to allow faster time to market and prioritizes and routes interactions to the most qualified customer service representative, thus optimizing operational effectiveness.

         The market for customer interaction software is projected to grow from $580 million in 1998 to $3.1 billion in 2003, according to Ovum. We believe that the strongest target market exists in the e-business arena with customer service operations between ten and 200 customer service representatives ("CSRs"). We believe this market segment is underserved by the industry and shows much greater growth potential than the higher end of the market.

         Since the full production launch of Lightning Rod Interaction Manager
3.0 in August 1999, we have licensed our unique solutions to numerous innovative e-businesses including e-style.com, babystyle.com, Stockwalk.com, Invacare, Gage Marketing and State Capitol Credit Union. We are focusing on niche e-tailing, online brokerage, e-customer service and online entertainment providers. Our distribution strategy is to establish customer reference sites through a direct sales effort, while establishing strategic relationships with qualified reseller partners. Our current primary reseller is Norstan Communications. We also provide our end-user customers and resellers with technical support, training and professional services.

         Our objective is to be the leading provider of customer interaction software solutions that optimize and personalize the customer interaction experience and build customer loyalty for growing e-businesses. Our strategy for achieving this objective incorporates the following key elements:

         o  expand our leading technology position;
         o  increase our distribution capabilities;
         o  build market and brand awareness;
         o  enhance our product offering; and
         o  further develop our strategic partnerships.


                                  RISK FACTORS

         You should carefully consider the following risk factors, together with other information contained or incorporated by reference in this prospectus, in evaluating whether to invest in our shares.

Our business has never generated profitable operations and it is uncertain whether it ever will be profitable.

         Our business has never generated a profit. We have had accumulated deficit of $14.9 million through March 31, 2000. A number of factors have influenced our profitability, including the lack of financing, the inability to invest in growth of reseller partnerships, limited marketing investment, the substantial competition in the call center software market, the lack of significant customer experience with Lightning Rod Interaction Manager in the United States, and the rapidly changing nature of computer telephony technology. We cannot be certain that these factors will not continue to negatively influence our profitability. We have a limited history of operations from which investors can evaluate our business and prospects. We face risks and uncertainties relating to our ability to successfully implement our business plan.

There are a number of other companies developing products for the multiple media call-center market.

         Although we believe we have a technologically advanced product, there are a number of other companies that are developing products to allow communications in multiple media to be handled by call-center personnel. In addition, a number of companies offer products that perform some of the same functions as our software products. Some of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than us. There can be no assurance that such competitors will not develop products that are superior to our products or that achieve greater market acceptance. Our future success will depend significantly upon our ability to increase our share of our target markets and to license additional products and product enhancements to existing customers. There can be no assurance that we will be able to compete with companies that have significantly greater resources and contacts within the industry, or that competition will not have a material adverse effect on our results of operations.

We are dependent on the services of our technical staff and of Willem Ellis, our CEO, and would be severely affected if Mr. Ellis and such staff were no longer available.

         Our success is dependent in large part upon our ability to attract and retain key management and operating personnel, as well as technical staff. Such individuals are in high demand and are often subject to competing offers. In the future, we will need to hire additional skilled personnel in such areas as general management, research and development, sales, marketing and manufacturing. There can be no assurance that we will be able to attract and retain the qualified personnel needed for our business or that such personnel will be available locally.

         In addition, our future success will depend on our ability to retain the services of our officers and directors, especially Willem Ellis, our director, President and Chief Executive Officer. The loss by us of the services of Mr. Ellis would have a material adverse effect on us.

We may not be able to grow the business as planned if we do not maintain successful relationships with our reseller partners and continue to recruit and train additional resellers.

         Our ability to achieve revenue growth in the future will depend in part on our success in maintaining successful relationships with our existing resellers and in recruiting, training and retaining additional resellers. We rely primarily on resellers to market and support our products. We are still developing and refining our reseller distribution network. We may be unable to attract additional resellers with the expertise that will be able to market our products effectively and that will be qualified to provide timely and cost-effective customer support and service. The loss of specific larger resellers or a significant number of resellers could materially adversely affect our business, financial condition or results of operations.

The computer software market is changing rapidly and access to service bureaus and other distributed computing techniques over the Internet and other wide-area networks could affect us.

         The computer industry is characterized by rapid technological advances, changes in customer requirements, and frequent new product introductions and enhancements. Our future success will depend upon our ability to enhance our current products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer requirements, and achieve market acceptance. In particular, although we believe our products are well suited to support e-commerce, we believe we must continue to respond quickly to user needs and use of expanding Internet capabilities. Any failure by us to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in a loss of competitiveness and revenues. There can be no assurance, however, that we will be successful in developing and marketing new products or product enhancements on a timely basis or that we will not experience significant delays in the future which could have a material adverse effect on our results of operations. In addition, there can be no assurance that new products or product enhancements developed by us will achieve market acceptance.

We will rely primarily on trade-secret protection, and we cannot assure you that a competitor would not copy our software.

         Our success may depend in part on our ability to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. Although we currently hold trademarks related to our product offerings, and distribute our software only in object code, there can be no assurances that such measures would present a substantial barrier to entry by a competitor. We may lack the financial and legal resources effectively to pursue infringers of our intellectual property rights. Moreover, we cannot be certain that our products do not infringe upon proprietary rights held by others, and in the event there are patent infringement suits by other companies, any litigation could result in substantial cost to, and diversion of effort by, us.

Several important members of our technical staff and management are neither citizens nor residents of the United States of America.

         A large number of our technical staff and a majority of our current management are not citizens of the United States of America. Obtaining the necessary approvals and visas for these personnel to both work in the United States and to immigrate if necessary is a complicated and lengthy process which is outside our control. Delay in or refusal to grant appropriate visas to these personnel, may cause the future development of products or our operations to be adversely affected. We started the immigration process with the INS in the fourth quarter of 1999.

Dialogic Corporation may become unwilling or unable to continue to manufacture and supply us with voice processing boards, requiring us to introduce a substitute supplier which could prove difficult or costly.

         Dialogic Corporation is currently our only supplier of the voice processing boards that are necessary for the operation of Lightning Rod Interaction Manager. If Dialogic Corporation becomes unable or unwilling to continue to manufacture and supply these voice processing boards in the volume, price and technical specifications we require, then we would have to adapt our products to a substitute supplier. Introducing a new supplier of voice processing boards could result in unforeseen additional product development or customization costs and could also introduce hardware and software operating or compatibility problems. These problems could affect product shipments, be costly to correct or damage our reputation in the markets in which we operate, and could have a material adverse effect on our business, financial condition or results of operations.

         Intel Corporation acquired Dialogic Corporation. While Intel Corporation does not currently offer a product that competes with Lightning Rod Interaction Manager, Intel Corporation could potentially develop a competitive or superior product or attempt to affect our current relationship with Intel-Dialogic Corporation.

         Intel-Dialogic Corporation's CT Media could incorporate into future releases some of the functionality that Lightning Rod Interaction Manager provides and consequently could make it easier for competitors or potential competitors to provide products competitive with ours. If CT Media does not earn wide spread market acceptance as an industry standard, the Lightning Rod Interaction Manager architecture may face significant rework.

A decline in market acceptance for Microsoft Corporation technologies on which our products rely could have a material adverse effect on our operations.

         Lightning Rod Interaction Manager currently runs only on Microsoft Windows NT servers. Our products use other Microsoft technologies, including Microsoft SQL Server. A decline in market acceptance for Microsoft technologies or the increased acceptance of other server technologies could cause us to incur significant development costs and could have a material adverse effect on our ability to market our current products. Although we believe that Microsoft technologies will continue to be widely used by businesses, we cannot assure you that businesses will adopt these technologies as anticipated or will not in the future migrate to other computing technologies that we do not currently support. In addition, our products and technologies must continue to be compatible with new developments in Microsoft technologies.

Additional licenses may be required.

         We have one client access license with Microsoft under the assumption that only one client access license is needed per server. This is because only the Lightning Rod Interaction Manager software, and not multiple agents, actually needs to access the database. There is potential that the rules could be interpreted that each agent must have a client access license.

We have a lengthy product sales cycle.

         The risk of revenue fluctuation is heightened by our historically lengthy sales cycle. Our product sales cycle has averaged approximately three to nine months. This lengthy cycle is partly a result of the unique characteristics of our products. A decision to license our products often is made only after executive level decision making. We believe that many companies currently are not aware of the benefits of our software products and capabilities. To respond to this lack of familiarity, we have provided considerable amounts of education to prospective end-user customers about the benefits of our products. The combined processes of education and executive decision-making can take many months. As a result, sales cycles for end-user customer orders vary substantially from customer to customer. Excessive delays in product sales could materially adversely affect our business, financial condition and results of operations.

         The length of the sales cycle for end-user customer orders depends on a number of other factors over which we will have little or no control, including:

         o  an end-user customer's budgetary constraints;

         o  the timing of an end-user customer's budget cycles;

         o  impact on multiple areas of the customer organization;

         o concerns by end-user customers about the introduction of new mission critical products by us or our competitors; and

         o potential downturns in general economic conditions, including reductions in demand for customer service centers.

Our quarterly operating results have varied significantly.

         Our operating results have varied significantly from quarter to quarter and may continue to do so in the future. As a result, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. Fluctuations in operating results in the future could also cause the price of our common stock to fluctuate.

         The fluctuations in our operating results have been caused by a number of factors, including many that are beyond the company's control. For example, we do not know when our potential end-user customers will place orders and finalize contracts. Revenue is generally recognized in the same quarter that an order producing that revenue is received. As a result, quarterly revenues and operating results depend primarily on the size, quantity and timing of orders received for our products during each quarter. If a large number of orders or several large orders do not occur or are deferred or delayed, revenues in a quarter can be substantially reduced.

         Our limited number of products, changes in pricing policies and the timing of the development, announcement and sale of new or upgraded versions of our products and a lengthy sales cycle are additional factors that could cause our revenues and operating results to vary significantly from quarter to quarter in the future.

We may be unable to successfully manage our growth or our increasingly complex third party relationships.

         We grew revenues from $697,000 in calendar year 1998 to $2,095,000 in calendar year 1999. We intend to continue to grow business operations significantly in the future. Our existing management, operational, financial and human resources and management information systems and controls may be inadequate to support future operations. In addition, as the complexity of product technology and reseller and other third-party relationships have increased, the management of those relationships and the negotiation of contractual terms sufficient to protect our rights and limit our potential liabilities has become more complicated. We expect this trend to continue in the future. As a result, our inability to successfully manage these relationships or negotiate sufficient contractual terms could have a material adverse effect on our business, financial condition and results of operations.

Our future business prospects depend in part on our ability to maintain and improve our current products and develop new products.

         We believe that our future business prospects depend in large part on our ability to maintain and improve our current products and to develop new products on a timely basis. Our products will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of end-user customer requirements. As a result of the complexities inherent in our products, major new products and product enhancements may require long development and testing periods. We may not be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological change, evolving industry standards or end-user customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of product enhancements, and our new products and product enhancements may not achieve market acceptance. Significant delays in the general availability of new releases of products or significant problems in the installation or implementation of new releases of products could have a material adverse effect on our business, financial condition or results of operations.

Our products could have defects for which we are potentially liable and which could result in loss of revenue, increased costs or loss of our credibility or delay in acceptance of our products in the market.

         Our existing products as well as new products to be developed, including components supplied by others, may contain errors or defects, especially when first introduced or when new versions are released. Errors in new products or releases could be found after commencement of commercial shipments, and this could result in additional development costs, diversion of technical and other resources from our other development efforts, or the loss of credibility with current or future end-user customers. This could result in a loss of revenue or delay in market acceptance of the products, which could have a material adverse effect upon our business, financial condition or results of operations.

         Our license agreements with our end-user customers typically contain provisions designed to limit our exposure to potential product liability and some contract claims. However, not all of these agreements contain these types of provisions and, where present, these provisions vary as to their terms and may not be effective under the laws of some jurisdictions. A product liability, warranty, or other claim brought against us could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain adequate financing.

         Successful implementation of our growth strategy will likely require continued access to capital. If we do not generate sufficient cash from operations, growth could be limited unless we are able to obtain capital through additional debt or equity financings. We cannot assure you that debt or equity financings will be available as required for acquisitions or other needs. Even if financing is available, it may not be on terms that are favorable to us or sufficient for our needs. If we are unable to obtain sufficient financing, we may be unable to fully implement our growth strategy.

We may pursue acquisitions that by their nature present risks and that may not be successful.

         In the future we may pursue acquisitions to diversify our product offerings and customer base or for other strategic purposes. We have no prior history of making acquisitions and we cannot assure you that any future acquisitions will be successful. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:

         o We cannot ensure that any acquired businesses will achieve anticipated revenues, earnings or cash flow.

         o We may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner. If we are unable to integrate acquired businesses successfully, we could incur substantial costs and delays or other operational, technical or financial problems.

         o Acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

         o We may finance future acquisitions by issuing common stock for some or all of the purchase price. This could dilute the ownership interests of our stockholders. We may also incur additional debt or be required to recognize amortization expense related to goodwill and other intangible assets purchased in future acquisitions.

         o We would be competing with other firms, many of which have greater financial and other resources, to acquire attractive companies. We believe this competition will increase, making it more difficult to acquire suitable companies on acceptable terms.



                                 USE OF PROCEEDS

         Lightning Rod is not selling any of the shares being offered by this prospectus and will not receive any proceeds from the sale of the shares offered by the selling shareholders.


                              SELLING SHAREHOLDERS

         Set forth below are the names of the selling shareholders, the number of shares of Lightning Rod common stock beneficially owned by each of them on the date hereof, the number of shares offered hereby and the percentage of common stock to be owned if all shares registered hereunder are sold by the selling shareholders. To our knowledge, none of the selling shareholders has had within the past three years any material relationship with us except as set forth on the footnotes to the following table. The shares offered hereby shall be deemed to include shares offered by any pledgee, donee, transferee or other successor in interest of any of the selling shareholders listed below, provided that this prospectus is amended or supplemented if required by applicable law.


--------------------------------------------- ------------------- ---------------------- ------------- -------------
                                                          Number of Shares                                 %
                                                         Beneficially Owned               Number of      Owned
                                              ------------------------------------------   Shares        After
                                                                   Option, Warrant &      Offered       Offering
                    Name                           Shares        Conversion Shares (1)     Hereby         (2)
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Casandra Mihalchick Rollover IRA                   10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Curtis W. Lack and Curtis W. Lack SEP IRA
(3)                                                 8,145               8,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gerald L. Anderson Trust                            5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
John C. Ostdiek Rev Trust Dtd 05/23/96              6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Steven Streeter                                     6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Vickie L. Kress Trust Dtd May 6, 1999               6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Dennis LaValle                                      6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jon Gutierrez & Kelly Gutierrez                     3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jack W. Brodt Agency Inc. Profit Sharing
Plan                                                3,000               3,000                6,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Elmer R. Salovich Revocable Living Trust
U/A Dtd 12/16/96                                    6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Lisa Saline & Roger Saline                          3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Sheldon T. Fleck (4)                              195,211             114,748              200,859         ___%
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Frances S. Fleck                                   12,500              12,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jeffrey S. Halpern                                  5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
H. Vincent O'Connell III                           53,000              53,000              106,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Harry V. Hull III                                  12,500              12,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
David Kuperberg & Jeanne Kuperberg                  5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Thomas J. Kubinski                                  3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gary Troyer & Leslie Troyer                         5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Randolph K. Geissler                                6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Kirtland C. Woodhouse                              31,250              31,250               62,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Chris H. Qualen & Paula J. Qualen                   8,750               8,750               17,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Donald Bohn                                         2,500               2,500                5,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Insulation Distributors, Inc.                      50,000              50,000              100,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Ryan C. Thomas & Kristin K. Thomas                  3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
John T. Kubinski                                   47,125              47,125               94,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
John C. Tsatsos & Hatsue Tsatsos                    5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jeffrey Lahay                                       3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Tyrone K. Thayer & Kathleen J. Thayer               3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark G. Hawkinson                                   3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Thomas J. Schrade & Frances Schrade                12,500              12,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
David M. Thymian & Susan M. Thymian                 5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark L. Bartholomay & Tanis Bartholomay             1,250               1,250                2,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
William W. Prain & Judith S. Prain                  6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Lawrence B. Meacham                                 2,500               2,500                5,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Intermed Anstalt AG                                 3,375               3,375                6,750          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Courtney W. Brown                                   2,500               2,500                5,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Joel P. Bachul                                      2,500               2,500                5,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Phillip T. Levin                                   12,500              12,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
John P. Dirksen & Emily W. Dirksen                  8,750               8,750               17,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gregory G. Freitag & Shari Pomeroy                  1,250               1,250                2,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------

--------------------------------------------- ------------------- ---------------------- ------------- -------------
                                                          Number of Shares                                 %
                                                         Beneficially Owned               Number of      Owned
                                              ------------------------------------------   Shares        After
                                                                   Option, Warrant &      Offered       Offering
                    Name                           Shares        Conversion Shares (1)     Hereby         (2)
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Paul R. Braun                                       3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark Margolis                                      13,125              13,125               26,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark Ravich                                         6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Steven D. Johnson & Jean A. Johnson                 6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Roland Isaacson                                    28,375              28,375               56,750          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Stanley G. Eilers & Carol R. Eilers                10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Engelkes Abels Funeral Home                         3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
James S. Murphy                                     4,000               4,000                8,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Richard G. Hubers & Diane Lynn Hubers               3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Martin Lackner                                      4,375               4,375                8,750          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Marlin F. Torguson                                 18,750              18,750               37,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
River Edge Partners Inc.                            6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Willard C. Rehbein & Kathy A. Rehbein               6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gregory H. Mohn                                     1,250               1,250                2,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Michael P. Nagel                                    1,250               1,250                2,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Lee S. Chapman IRA                                  3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Ben Trainer                                         1,250               1,250                2,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Alvin S. Zelickson                                  3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Elayne H. Walensky & Harold Goldfine                3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Tony  Hallada                                       3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Source Capital Assoc Inc. Defined Benefit
Pension Plan                                        2,375               2,375                4,750          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Paul D. Geiwitz                                     3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Alan R. Geiwitz                                    10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark B. Peterson & Teresa M. Peterson               6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Josephine R. Hanson & James C. Hanson               3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Michael A. Strobel & Shelley D. Strobel             6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jane M. Steinhagen & James Peterson                10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Mark A. Schaffer & Elizabeth K. Schaffer            6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Craig A. Bongart & Monica Bongart                   6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jane H. Carter                                      6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Randall E. Kahnke & Elisabeth A. Kahnke             6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Sandra J. Hardilek & Thomas A. Hardilek            10,625              10,625               21,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Philip O. Isaacson                                  6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Boxercraft Incorporated                             6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Perry A. Mills                                      3,125               3,125                6,250          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jeffrey S. Resnick                                  6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Leonard F. Berg                                     8,750               8,750               17,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Jon Miller                                         10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Tom Helgeson & Ann S. Helgeson                      5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Richard Bernstein                                   5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Stanford M. Baratz Revocable Trust                 25,000              25,000               50,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Thomas J. Patin & Lynne Patin (5)                   8,000               8,000               16,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Debra Jo Leaf                                       6,000               6,000               12,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------

--------------------------------------------- ------------------- ---------------------- ------------- -------------
                                                          Number of Shares                                 %
                                                         Beneficially Owned               Number of      Owned
                                              ------------------------------------------   Shares        After
                                                                   Option, Warrant &      Offered       Offering
                    Name                           Shares        Conversion Shares (1)     Hereby         (2)
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Robert J. Eibensteiner                              8,750               8,750               17,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Prairie Group, Inc. (6)                            12,500              12,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gopal Sadagopal                                     5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Christian F. Gurney  (7)                           23,045              35,625               21,750         ___%
--------------------------------------------- ----------------- ------------------------ ------------- -------------
George I. Kosmides                                  8,750               8,750               17,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Robert L. Gearou                                   22,500              22,500               25,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Bill McGuigan                                      10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Robert M. Sinko                                     4,000               4,000                8,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Todd Wind                                           1,000               1,000                2,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Gregory J. Wilson                                  10,000              10,000               20,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
David J. Lundquist (8)                             15,250              11,150               12,500         ___%
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Roland B. Knapton                                   5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
David C. Cowley                                     4,000               4,000                8,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
James G. Hynes & Carol Y. Hynes                     5,000               5,000               10,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Richard A. Skeie & Pamela L. Skeie (9)            104,306              10,850               12,500         ___%
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Dave Cowley Incentives, Inc. Pension Trust          4,000               4,000                8,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Thomas W. Gearou                                    6,250               6,250               12,500          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Bob, Inc.                                          15,000              15,000               30,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Robert D. Gearou & Jodi Gearou                      2,500               2,500                5,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
HMH of St. Paul, Inc.                               3,000               3,000                6,000          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
CC Management, LLC                                 30,474              63,281               93,755          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
John Mason                                          2,415                   0                2,415          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Keith Bares                                         2,415                   0                2,415          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Ira Kleiman                                         2,415                   0                2,415          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Charles P. Brink                                    5,420                   0                5,420          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
CLC Equipment LLC
As successor in interest to
CLC Equipment Company                              24,776                   0               24,776          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Patrick Conlin c/o Milestone Financial
Services                                            8,671               8,437               17,108          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
MSF 93, L.P.                                       26,012              25,312               51,324          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Milestone Hotel Investment, Inc.                    8,671               8,437               17,108          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Harry V. Hull III, Trustee, Sheldon T. and
Terry K. Fleck 1992 Irrevocable Children's
Trust FBO Samuel T. Fleck                          18,024               8,203               26,227          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------
Harry V. Hull III, Trustee, Sheldon T. and
Terry K. Fleck 1992 Irrevocable Children's
Trust FBO Alissa R. Fleck                          18,024               8,203               26,227          *
--------------------------------------------- ----------------- ------------------------ ------------- -------------

*        Less than 1%

(1) Shares that may be purchased upon conversion of Notes or exercise of options and warrants which are convertible or exercisable as of the date hereof or within 60 days of such date.

(2) The percentage of shares beneficially owned by each selling shareholder is based on 3,269,509 shares of common stock outstanding as of the date hereof.

(3) Mr. Lack was Chief Financial Officer of the company prior to its merger with ATIO.

(4)      Mr. Fleck was a director of the company prior to its merger with ATIO.

(5)      Mr. Patin is a director and General Counsel of Lightning Rod.

(6) Prairie Group, Inc. is a corporation owned by John S. Kirk, the Secretary/Treasurer and a director of the company prior to its merger with ATIO.

(7) Mr. Gurney was President, Chief Executive Officer and a director of the company prior to its merger with ATIO.

(8) Mr. Lundquist was a director of the company prior to its merger with ATIO.

(9) Mr. Skeie was a Vice President and director of the company prior to its merger with ATIO.


                              PLAN OF DISTRIBUTION

         The selling shareholders may sell the shares of common stock on the Nasdaq Stock Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. When used in this prospectus, "selling shareholder" includes donees and pledgees selling shares received from the named selling shareholder after the date of this prospectus. We will pay all expenses associated with registering the selling shareholder's shares, including legal fees incurred by the selling shareholder. The selling shareholder will pay any brokerage commissions and similar expenses attributable to the sale of the shares. The common stock may be sold in:

         - a block trade, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange; and

         - ordinary brokerage transactions and transactions in which the broker solicits purchases.

         The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. The selling stockholders may, from time to time, authorize underwriters acting as its agent to offer and sell the common stock upon such terms and conditions as shall be set forth in a prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling stockholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling stockholders, underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act.

         All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.



                   SECURITIES AND EXCHANGE COMMISSION POSITION
                ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Lightning Rod's Certificate of Incorporation provides that Lightning Rod shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

         Lightning Rod's Certificate of Incorporation also provides that no director shall be liable to Lightning Rod or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Lightning Rod or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction in which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at "http://www.sec.gov."

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 000-18809) we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Annual Report on Form 10-KSB for the fiscal year ended September 30, 1999;

         2. Quarterly Report on Form 10-QSB for the quarter ended December 31, 1999;

         3. Proxy Statement for the 2000 Annual Meeting of Shareholders;

         4. Quarterly Report on Form 10-QSB for the quarter ended March 31,
            2000;

         5. Current Report on Form 8-K dated April 4, 2000;

         6. Current Report on Form 8-K dated April 28, 2000;

         7. Current Report on Form 8-K dated May 15, 2000;

         8. Current Report on Form 8-K dated July 25, 2000; and

         9. The description of Lightning Rod common stock which is incorporated by reference in the Registration Statement on Form 8-A filed on September 6, 1990.

         You may request a copy of these filings, at no cost, by writing or telephoning our Chief Financial Officer at the following address:

                  Jeffrey D. Skie
                  Chief Financial Officer
                  Lightning Rod Software, Inc.
                  7301 Ohms Lane, #600
                  Edina, Minnesota  55439
                  (952) 837-4000

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

         The following expenses will be paid by Lightning Rod in connection with the distribution of the shares registered hereby. Lightning Rod is paying all of the selling shareholders' expenses related to this offering, except the selling shareholders will pay any applicable broker's commissions and expenses as well as fees and disbursements of counsel and experts for the selling shareholders. All of such expenses, except for the SEC Registration Fee, are estimated.

         SEC Registration Fee ............................$ 2,915
         Legal Fees and Expenses ..........................10,000
         Accountants' Fees and Expenses ....................2,000
         Printing Expenses .................................1,000
         Miscellaneous .....................................1,085
                  Total ..................................$17,000

Item 15.  Indemnification of Directors and Officers.

         The General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Lightning Rod's Certificate of Incorporation provides that Lightning Rod shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

         Lightning Rod's Certificate of Incorporation also provides that no director shall be liable to the Lightning Rod or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Lightning Rod or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction in which the director derived an improper personal benefit.

         Lightning Rod and the selling shareholders listed herein have agreed to indemnify each other, under certain conditions, against certain liabilities arising under the Securities Act.

Item 16.  Exhibits

           See Exhibit Index on page following signatures.

Item 17.  Undertakings.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      to include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                           Provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

         (c)      The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edina, State of Minnesota, on July 27, 2000.

                                  LIGHTNING ROD SOFTWARE, INC.


                                  By /s/ Willem J. Ellis
                                     Willem J. Ellis, Chief Executive Officer


                                POWER OF ATTORNEY
         The undersigned each hereby constitutes and appoints any one or both of Willem J. Ellis and Thomas J. Patin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and perform any acts necessary to file any or all amendments (including post-effective amendments) to the Registration Statement on Form S-3 of Lightning Rod Software, Inc. with all exhibits thereto, and any and all registration statements, prospectuses, instruments or other documents as a part of or in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date stated.

   Signature               Title                               Date
   ---------               -----                               ----
/s/ Willem J. Ellis     Chief Executive Officer and
Willem J. Ellis         Director                            July 27, 2000

/s/ Jeffrey D. Skie     Chief Financial Officer             July 27, 2000
Jeffrey D. Skie

/s/ Thomas J. Patin     General Counsel and Director        July 27, 2000
Thomas J. Patin

/s/ Thomas F. Madison   Director                            July 27, 2000
Thomas F. Madison

/s/ James E. Ousley     Director                            July 27, 2000
James E. Ousley

/s/ Sven A. Wehrwein    Director                            July 27, 2000
Sven A. Wehrwein

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    EXHIBITS
                                       to
                         Form S-3 Registration Statement
                                ----------------


                          Lightning Rod Software, Inc.
             (Exact name of Registrant as specified in its charter)

                                ----------------

                                      INDEX

Exhibit

2 Amended and Restated Agreement and Plan of Merger dated as of December 28, 1999 among the Registrant, Lightning Rod Software, Inc. (formerly ATIO Corporation USA, Inc.) and certain shareholders of Lightning Rod Software, Inc., together with Exhibits 1.1.4, 1.2, 5.4, 7.3, 7.8, 7.10 and 7.11 thereto -- incorporated by reference to Appendix A on pages A-1 to A-55 of the Registrant's Definitive Proxy Statement for the April 27, 2000 Annual Meeting of Shareholders.

3.1      Certificate of Incorporation as amended to date.

3.2 Bylaws--incorporated by reference to the Company's Registration Statement on Form S-18, File No. 33-36008C.

5.1      Opinion and Consent of Fredrikson & Byron, P.A.

23.1     Consent of PricewaterhouseCoopers LLP.

23.2     Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

24.1 Power of attorney from directors (included in signature page of this Registration Statement).